Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Form S-3 No. 333-234178 of BrightSpire Capital, Inc.,
(2)Form S-3 No. 333-234181 of BrightSpire Capital, Inc., and
(3)Form S-8 No. 333-222812 pertaining to the BrightSpire Capital, Inc. 2018 Equity Incentive Plan;
of our reports dated February 22, 2022, with respect to the consolidated financial statements and schedules of BrightSpire Capital, Inc. and the effectiveness of internal control over financial reporting of BrightSpire Capital, Inc. included in this Annual Report (Form 10-K) of BrightSpire Capital, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

New York, New York
February 22, 2022